Exhibit 10.1

COMPENSATION MODIFICATION AGREEMENT

            THIS COMPENSATION MODIFICATION AGREEMENT (“Agreement”), is made this 6th day of January 2010, by and between PremierWest Bancorp and PremierWest Bank (together, the “Corporation”), and ______________, an officer of the Corporation (“Executive”).

RECITALS

            A.        On February 13, 2009, the Corporation entered into a Letter Agreement, which incorporates by reference the Securities Purchase Agreement – Standard Terms, with the United States Department of the Treasury (“UST”), governing the Corporation’s participation in the Troubled Assets Relief Program (“TARP”) Capital Purchase Program (“CPP”), under which the Corporation issued preferred stock and warrants to purchase Corporation common stock to the UST in return for cash.

            B.         The Corporation’s participation in the CPP requires the Corporation and certain of its officers to comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”), regarding executive compensation and corporate governance as well as the related UST interim final regulations (31 CFR Part 30) published in the Federal Register on June 15, 2009, as they may be amended from time to time by the UST (the “Compensation Guidelines”).

            C.         In order to comply with the Compensation Guidelines during the TARP Period (as defined in the Compensation Guidelines), the parties desire to modify existing compensation and benefit arrangements to meet, among other requirements, the TARP Compensation Standards that:

▪         Require the Company to “clawback” any Bonus Payment to its Senior Executive Officers or any of the next 20 Most Highly Compensated Employees if payment was based on materially inaccurate financial statements or performance metric criteria;

▪         Prohibit the Company from making any Golden Parachute Payment to its Senior Executive Officers or any of the next 5 Most Highly-Compensated Employees;

▪         Prohibit the Company from paying or accruing any Bonus Payment to the 5 Most Highly-Compensated Employees, except as permitted by the TARP Compensation Standards;

▪         Prohibit the Company from maintaining any SEO Compensation Plan that encourages Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company;

▪         Prohibit the Company from maintaining any Employee Compensation Plan that would encourage the manipulation of reported earnings to enhance the compensation of any employee; and

▪         Prohibit the Company from providing Gross-Ups to its Senior Executive Officers or the 20 next Most Highly-Compensated Employees.

AGREEMENT

            NOW, THEREFORE, to ensure that the Corporation and Executive are in compliance with Section 111(b) of EESA, as amended by ARRA and the Compensation Guidelines and for other good and valuable consideration, the Corporation and the Executive hereby agree as follows:

This letter shall remain in effect only during the TARP Period and for so long as you remain a Senior Executive Officer or one of the next 20 Most Highly-Compensated Employees.

            1.         INTENT.  The Compensation Guidelines and the provisions of this Agreement apply to the Corporation during the TARP Period and apply to Executive during any period of time during the TARP Period that Executive is an SEO or a most highly compensated employee under the Compensation Guidelines. The intention of this Agreement is to comply with Section 111(b) of EESA, as amended by ARRA, and the Compensation Guidelines and the Agreement shall be administered and interpreted accordingly.

            2.         GENERAL MODIFICATION OF EMPLOYMENT, COMPENSATION AND BENEFIT AGREEMENTS, PLANS AND POLICIES.  The Corporation and Executive agree that, notwithstanding any contract, plan, policy agreement or understanding to the contrary, all employment, compensation and benefit agreements, plans and policies (collectively “Compensation Agreements”) with respect to Executive shall be deemed modified to comply in all respects with Section 111(b) of EESA, as amended by ARRA, as implemented by any guidance or regulation thereunder, including the Compensation Guidelines. The Corporation and Executive further agree that the Corporation shall not adopt any new benefit plan with respect to Executive that does not comply with Section 111(b) of EESA, as amended by ARRA, as implemented by any guidance or regulation thereunder, including the Compensation Guidelines. The Executive agrees that the Corporation, through its Compensation Committee, has the sole discretion: (a) to determine whether and to what extent any compensation plans covering Executive encourage Executive to take unnecessary and excessive risks that threaten the value of the Corporation; (b) to determine whether and to what extent any other employee compensation plans covering Executive pose risks to the Corporation that should be limited; (c) to determine whether and to what extent any employee compensation plans covering Executive encourage the manipulation of reported earnings; and (d) to limit or eliminate any compensation or compensation plan based on these determinations.

            3.         RECOVERY OF CERTAIN COMPENSATION. In the event Executive is an SEO or one of the next 20 mostly highly compensated employees and receives a bonus, incentive compensation or retention award from the Corporation based on financial statements or performance metric criteria later determined by the Corporation’s Compensation Committee, in its sole discretion, to be materially inaccurate or to be material and inaccurately applied, Executive agrees to return to the Corporation, within 30 days of a written demand therefore, the amount of the bonus, incentive compensation or retention award received by Executive in excess of the amount that would have been paid to Executive had the inaccurate statements or criteria been accurate and accurately applied.

            4.         GOLDEN PARACHUTE PAYMENTS AND GROSS-UPS. Executive agrees that if Executive is an SEO or any of the next five most highly compensated employees: (a) the Executive shall not be entitled to receive any golden parachute payment not permitted under the Compensation Guidelines; (b) Executive shall not be entitled to gross-up reimbursement by the Corporation of taxes owed by Executive; and (c) that all Compensation Agreements between Executive and the Corporation are deemed to be amended in this regard.

            5.         LIMITS ON BONUSES, INCENTIVE COMPENSATION AND RETENTION AWARDS. If Executive is one of the five most highly compensated employees, Executive shall be subject to all applicable prohibitions on bonuses, incentive compensation and retention awards contained in the Compensation Guidelines and all Compensation Agreements between Executive and the Corporation are deemed to be amended in this regard.

            6.         PERQUISITES AND EXPENDITURES. Executive hereby agrees to be bound by any limits on perquisites or expenditures that are imposed by any excessive or luxury expenditure policy adopted by the Corporation in compliance with the Compensation Guidelines, notwithstanding any Compensation Agreements that provide otherwise or a prior practice for payment or reimbursement of such expenses by the Corporation. Executive agrees to return or reimburse to the Corporation any amounts received in violation of this Section 6, within 30 days of a written demand by the Corporation.

            7.         COVERED AGREEMENTS, PLANS AND POLICIES. Executive acknowledges that all  Compensation Agreements applicable to Executive, including without limitation all employee benefit agreements, are subject to the modifications and amendments provided for in this Agreement and the Compensation Guidelines, to the extent applicable, including as a result of any reviews of compensation plans by the Compensation Committee.

            8.         MODIFICATION.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Corporation by such officer as may be specifically designated by the Board of Directors of the Corporation, or unless such modification is required by changes in the Compensation Guidelines.

            9.         NO WAIVER.  No waiver by either party at any time of any breach by the other party of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions at the same or at any prior or subsequent time.

            10.       GOVERNING LAW.  The validity, interpretation, construction and performance of this Agreement shall be governed by federal law, to the extent applicable, and otherwise by the laws of the State of Oregon.

            11.       VALIDITY.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     12.       WAIVER: Executive hereby voluntarily waives any claim against the Corporation for any changes to Executive’s compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements (including golden parachute agreements and tax gross-ups) that are required to comply with the Compensation Guidelines and that are made pursuant to this Agreement. This waiver includes all claims Executive may have under the laws of the United States or any state related to the requirements imposed by the Compensation Guidelines, including, without limitation, a claim for any compensation or other payments Executive would otherwise receive.

      13.       INTERPRETATION.  Capitalized terms used but not defined herein shall have the meanings given to them in the UST Interim Final Rule and shall be interpreted and construed consistent with such rule.  Any reference to the Corporation shall mean PremierWest Bancorp, PremierWest Bank and any entity that, along with PremierWest Bancorp, would be considered a TARP Recipient as determined pursuant to 31 C.F.R. § 30.2, including, without limitation, PremierWest Bank.  The determination of whether Executive is or remains a Senior Executive Officer or one of the next 5 or 20 Most Highly Compensated Employees shall be made by the Compensation Committee pursuant to 31 C.F.R. § 30.3. Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision in this Agreement.

            14.       COUNTERPARTS; SIGNATURE. This letter may be executed in two or more counterparts, each of which shall be deemed an original. A signature transmitted by facsimile shall be deemed an original signature.

            IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

Name
Title

PREMIERWEST BANCORP

            /s/ James Ford

By:

Name: James Ford

Title:     President and Chief Executive Officer

PREMIERWEST BANK

            /s/ James Ford

By:

Name: James Ford

Title:     President and Chief Executive Officer